Exhibit 10.5

Mr R Thompson

15 Waldegrave Gardens

Twickenham

Middlesex

TW1 4PQ

17 March 2016

Dear Roger

CHANGE OF EMPLOYER

As discussed, when you were recruited, Henderson Group Plc was mistakenly detailed as your employer (the “Company”) on your Service Agreement dated 11 April 2013 (“Service Agreement”). As you are aware the employing company for Henderson employees is in fact Henderson Administration Limited.

This letter therefore varies your Service Agreement so that the “Company” for the purposes of your Service Agreement correctly refers to Henderson Administration Limited, a company whose registered address is at 201 Bishopsgate, London, EC2M 2AE. This change took effect from 31 March 2015.

All other terms of your Service Agreement remain unaffected.

Please indicate your acceptance of the above variation by signing and returning the attached copy of this letter to me by return.

Yours sincerely

/s/ Kathleen Reeves
Kathleen Reeves
Global Head of HR

I agree that my Service Agreement shall be varied by the revised term set out in this letter.

/s/ Rager Thompson
Rager Thompson

Dated:  18/3/16

Henderson Global Investors

201 Bishopsgate, London EC2M 3AE

T +44 (0)20 7818 1818 F +44 (0)20 7818 1819

henderson.com

Henderson Administration Limited Authorised and regulated by the Financial Conduct Authority. Registered office as above. Registered in England number 290577 We may record phone calls for our mutual protection and to improve customer service.

11 April 2013

HENDERSON GROUP PLC

ROGER THOMPSON

SERVICE AGREEMENT

THIS AGREEMENT is made on                       2013

BETWEEN

1.                                      HENDERSON GROUP PLC, a company whose registered office is at 47 Esplanade, St Helier, Jersey, JE1 OBD (the Company); and

2.                                      ROGER THOMPSON (the Executive)

IT IS AGREED as follows:

1.                                      DEFINITIONS

In this Agreement the following expressions have the following meanings:

Board means the board of directors of the Company (or a duly constituted committee of the board of directors);

Effective Date means

Employment means the Executive’s employment in accordance with the terms and conditions of this Agreement;

Group Company means the Company, any holding company of the Company and any subsidiary of the Company or of any holding company of the Company (as defined in the Companies Act 2006);

Henderson Group means all Group Companies; and

Recognised Investment Exchange has the meaning given to it by section 285 of the Financial Services and Markets Act 2000;

2.                                      TERM AND JOB DESCRIPTION

2.1                               The Executive shall be employed by the Company as Chief Financial Officer or in such other capacity, consistent with his experience, status and seniority, to which he may be lawfully assigned by the Board from time to time. The Company agrees to make the Executive available, and the Executive agrees, to perform such duties as a director (subject to approval of the FSA/FCA) of Henderson Group as the Company shall from time to time reasonably require on and subject to such terms and conditions as the Company shall specify.

2.2                               The Employment shall begin on the Effective Date. The Executive’s period of continuous employment for statutory purposes will also begin on this date. Subject to clause 18, the Employment will continue until terminated by the Executive giving the Company six months’ written notice, or by the Company giving the Executive twelve months’ written notice, or by mutual consent.

3.                                      DUTIES

3.1                               During the Employment, the Executive will:

(a)                                 diligently perform all such duties and exercise all such powers as are lawfully and properly assigned to him from time to time by the Board, whether such duties or powers relate to the Company or any other Group Company;

(b)                                 comply with all directions lawfully and properly given to him by the Board;

(c)                                  unless prevented by sickness, injury or other incapacity, devote the whole of his time, attention and abilities during his working hours to the business of the Company or any other Group Company for which he is required to perform duties; and

(d)                                 promptly provide the Board with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which he is required to perform duties.

3.2                               As a senior executive the Executive’s working time is not measured or predetermined. The Executive is responsible for determining his own hours of work, providing that such hours are consistent with the proper performance of his duties.

3.3                               The Executive’s normal place of work is the Company’s principal UK office or such other location at which the Company and the Executive may from time to time agree the Executive will base himself.

3.4                               The Executive agrees to travel (both within and outside the United Kingdom) as may be required for the proper performance of his duties under the Employment.

3.5                               The Company reserves the right to require the Executive to hold any office in any other Group Company. The Executive consents to the secondment or transfer of his employment under this Agreement to an Associated Employer (within the meaning of the Employment Rights Act 1996) at any time during the Employment.

3.6                               The Company and the Executive acknowledge that the duties which the Executive may perform as a director and Chief Financial Officer of Henderson Group shall include preparation for, travel to and attendance at all scheduled and emergency board meetings of Henderson Group, and any other meetings or events involving the directors of Henderson Group such as away days and all annual and extraordinary general meetings of Henderson Group.

4.                                      SALARY

4.1                               The Executive’s initial salary is £330,000 (less any required deductions). The salary will be generally be reviewed annually during the Employment. No salary review will be undertaken after notice has been given by either party to terminate the Employment. The Company is under no obligation to increase the Executive’s salary following a salary review.

4.2                               The Executive’s salary will accrue on a daily basis, and will be payable in arrears in equal monthly instalments.

4.3                               The Executive’s salary will be inclusive of all fees and other remuneration to which he may be or become entitled as an officer of the Company or of any other Group Company.

4.4                               The Executive agrees that, pursuant to Part II of the Employment Rights Act 1996 the Company has the right to deduct from his salary and/or bonus any amount owed to the Company or any Group Company by the Executive.

5.                                      BONUS AND DEFERRAL

5.1                               The Executive will be eligible to participate in the Company’s short-term incentive plan (STI), subject to the rules of the plan which apply from time to time. Payment of bonuses (if any) is usually made in February or March and any payments which are made are determined by reference to performance in the calendar year (the Performance Year) immediately preceding the award. Where the Executive’s salary and/or STI range changes during a Performance Year, any award for that year will be calculated on a pro-rated basis by reference to the different salaries and/or STI ranges received during each part of that Performance Year. Any entitlement to a bonus will be entirely at the Company’s discretion, based on the Executive’s performance and that of the Company and Group and will be subject to the Executive being in employment at the date of payment and subject to neither the Executive nor the Company having given notice under clause 2.2 above. Performance objectives will be agreed annually by the Company’s remuneration committee and will be communicated to the Executive. Any bonus payable will be non-pensionable.

5.2                               The Executive’s STI bonus range will be 0—300% of basic salary.

5.3                               The Company may require the Executive to defer a proportion of any payment award (including any guaranteed payments) whether under the STI scheme or otherwise into the Company’s deferral scheme from time to time in place. The terms of the current deferral scheme will be communicated at the relevant time.

5.4                               Subject to shareholder approval where required by applicable regulation, the Company will make the Executive a one-off guaranteed minimum STI bonus award of £495,000 (the Minimum STI Bonus) in March 2014 or whenever the Company makes its STI awards in respect of the 2013 Performance Year for that year (the Payment Date). The award of the Minimum STI Bonus is subject to the Executive satisfying the following conditions on the Payment Date:

(a)                                 not having voluntarily given notice of termination of employment; and

(b)                                 not having been dismissed for cause (ie under clause 18.7);

(c)                                  not having been subject to the Company’s disciplinary procedure (which incorporates the performance management procedure) and having been given a formal written warning in respect of the same.

6.                                      RESTRICTED SHARE AWARD

6.1                               Subject to shareholder approval where required by applicable regulation, the Company will grant a special incentive award under the Henderson Group plc Restricted Share Plan, which would be subject to the Rules of the Plan (the RSP Award) and the letter of grant. The remainder of this clause sets out indicative terms which will apply to the RSP Award provided that the necessary approvals are obtained and subject to the Rules.

6.2                               The RSP Award is to be granted in compensation for certain awards which the Executive will forfeit by reason of leaving his previous employment with JP Morgan. The RSP Award will vest in December 2014 (the Vesting Date) subject to the Executive having, by the commencement of employment with the Company, provided evidence satisfactory to the Company of the value of the awards granted by JP Morgan which the Executive has been formally notified that he will not now receive as a result of leaving JP Morgan’s employment and joining the Company (the Forfeit Awards).

6.3                               The cash value of the RSP Award will equal the cash value of the Forfeit Awards as valued by the Company on the basis of the evidence provided in accordance with clause 6.2, save that the cash value of the RSP Award will in no circumstances exceed £500,000.

6.4                               Once the cash value of the RSP Award has been determined by the Company, the RSP Award will be converted into shares in Henderson Group plc (Shares). The number of Shares comprising the RSP Award will be calculated by reference to the average LSE mid-market price of the Shares averaged over the next period of 5 consecutive business days at the end of a month following commencement of employment.

6.5                               In the event that the Executive ceases to be an employee of a member of the Group prior to the Vesting Date other than (i) by reason of his voluntary resignation or (ii) as a result of the Company terminating his employment for cause under clause 18.7 below, the Board Remuneration Committee has determined that the Executive’s reason for leaving will be treated as falling within Rule 5.2(e) so that the RSP Award shall continue and be capable of release in full as set out in the Rules. This condition will be repeated in the letter of grant.

6.6                               Provided that the conditions on grant are satisfied, the Executive will receive a letter of grant setting out in full the terms of the RSP Award.

7.                                      LONG TERM INCENTIVE PLAN AWARD

7.1                               Subject to shareholder approval where required by applicable regulation, the Company will grant an award under the Henderson Group plc Long Term incentive Plan, which would be subject to the Rules of the Plan (the LTIP Award) and the letter of grant. The remainder of this clause sets out indicative terms which will apply to the LTIP Award provided that the necessary approvals are obtained and subject to the Rules.

7.2                               The LTIP award comprises 350,000 nil cost options over Henderson Group plc shares. The LTIP Award will vest in 2016 (the LTIP Vesting Date).

7.3                               Provided that the conditions on grant are satisfied, the Executive will receive a letter of grant setting out in full the terms of the LTIP Award.

8.                                      EXPENSES

The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Executive in the course of his Employment subject to production of receipts or other appropriate evidence of payment.

9.                                      PENSION

9.1                               The Executive will become a member of the money purchase section of the UK staff pension scheme (the Pension Scheme), subject to the rules of the Pension Scheme.

9.2                               The Pension Scheme is contracted-out of the State Second Pension (S2P) (previously known as the State Earnings Related Pension Scheme (SERPS)), and a contracting-out certificate is in force.

9.3                               The Company reserves the right to amend or discontinue the Pension Scheme or its rules at any time, subject to having given the employees affected prior notice.

9.4                               The trustees of the Pension Scheme and their advisers and administrators (as detailed in the Annual Scheme Report and Accounts) need to process certain data about the Executive. These may include items which are categorised as personal data and sensitive personal data under the Data Protection Act 1998 such as medical details or death benefit nominations. The Executive accepts that the trustees and their advisers and administrators need this data to calculate and pay benefits for statistical purposes for reference purposes and to administer the Pension Scheme as a whole. By signing this contract the Executive agrees to this processing taking place.

10.                               MEDICAL INSURANCE

10.1                        The Company will pay contributions to a private medical insurance scheme to provide cover for the Executive, subject to the rules of the scheme from time to time in place. The Company has the right in its absolute discretion to amend the terms of the scheme or to withdraw it completely.

11.                               HOLIDAY

11.1                        The Executive is entitled to 30 working days’ paid holiday per calendar year during his Employment (plus bank and public holidays in England), to be taken at a time or times convenient to the Company and Henderson Group. The right to paid holiday will accrue pro-rata during each calendar year of the Employment.

11.2                        Up to a maximum of 5 days’ accrued but untaken holiday may be carried forward to the next calendar year with the consent of the Company. Subject to clause 11.3 the Executive has no entitlement to be paid in lieu of accrued but untaken holiday.

11.3                        On termination of the Employment, the Executive’s entitlement to accrued holiday pay shall be calculated on a pro-rata basis (which calculation shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive’s salary). If the Executive has taken more working days’ paid holiday than his accrued entitlement, the Company is authorised to deduct the appropriate amount from his final salary instalment (which deduction shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive’s salary).

12.                               SICKNESS AND OTHER INCAPACITY

12.1                        Subject to the Executive’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Executive will continue to be paid his full salary during any period of absence from work due to sickness, injury or other incapacity, up to a maximum of 6 months in aggregate in any period of 12 consecutive months. Such payment will be inclusive of any statutory sick pay payable in accordance with applicable legislation in force at the time of absence.

12.2                        The Executive will not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity as set out above) without the prior permission of the Board.

12.3                        The Executive agrees that he will undergo a medical examination by a doctor appointed by the Company at any time (provided that the costs of all such examinations are paid by the Company). The Company will be entitled to receive a copy of any report produced in connection with all such examinations and to discuss the contents of the report with the doctor who produced it.

13.                               OTHER INTERESTS

13.1                        Subject to clause 13.2, during the Employment the Executive will not (without the Board’s prior written consent) be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation.

13.2                        Notwithstanding clause 13.1, the Executive may hold for investment purposes an interest of up to 3 per cent in nominal value or (in the case of securities not having a nominal value) in number or class of securities in any class of securities listed or dealt in a Recognised Investment Exchange, provided that the company which issued the securities does not carry on a business which is similar to or competitive with any business for the time being carried on by any company in the Group.

14.                               SHARE DEALING AND OTHER CODES OF CONDUCT

The Executive will comply with all codes of conduct adopted from time to time by the Board and with all applicable rules and regulations of the UK Listing Authority and any other relevant regulatory bodies, including the Model Code on dealings in securities. While the Company or Henderson Group is listed on the Australian Securities Exchange, the Executive will comply with all applicable rules and regulations of the Australian Securities Exchange and those provisions of the Australian Corporations Act 2001 (Cth) relating to dealings in securities.

15.                               FINANCIAL REGULATIONS

The Executive will act and conduct himself in conformity with the rules and requirements of the Financial Services Authority (FSA)/Financial Conduct Authority (FCA) and any other regulatory organisation constituted in accordance with the Financial Services and Markets Act 2000 (or any replacement legislation) or any other relevant overseas regulatory authority.

16.                               INTELLECTUAL PROPERTY

It shall be part of the Executive’s normal duties or other duties specifically assigned to him (whether or not during normal working hours and whether or not performed at the Executive’s normal place of work) to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company or Henderson Group with which he is concerned or for which he is responsible might be improved and may as part of such duties originate designs (whether registrable or not) or patentable work or other work in which copyright, database rights or trade mark rights (together Employee Works) may subsist. Accordingly:

(a)                                 the Executive shall forthwith disclose full details of Employee Works in confidence to the Company and Henderson Group and shall regard himself in relation to Employee Works as a trustee for the Company and Henderson Group;

(b)                                 all intellectual property rights in Employee Works shall vest absolutely in the Company and Henderson Group which shall be entitled, so far as the law permits, to the exclusive use thereof;

(c)                                  notwithstanding (b) above, the Executive assigns to the Company and Henderson Group all right, title and interest, present and future, anywhere in the world in copyright and in any other intellectual property rights in respect of all Employee Works written, originated, conceived or made by the Executive (except only those Employee Works written, originated, conceived or made by the Executive wholly outside his normal working hours hereunder and wholly unconnected with his service hereunder) during the continuance of his employment hereunder;

(d)                                 the Executive hereby waives all moral rights as author under the Copyright Designs and Patents Act 1988 or any equivalent laws in respect of any Employee Works; and

(e)                                  the Executive agrees and undertakes that at any time during or after the termination of his employment he will execute such deeds or documents and do all such acts and things as the Company or Henderson Group may deem necessary or desirable to substantiate its rights in respect of the matters referred to above including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require.

17.                               DISCIPLINARY AND GRIEVANCE PROCEDURES

17.1                        If the Executive is dissatisfied with any disciplinary decision taken in relation to him he may appeal in writing to the Chairman of the Board of Henderson Group within 7 days of that decision. The Chairman’s decision shall be final. Details of the Company’s disciplinary and grievance procedures are contained in the Company’s employee handbook (which may be accessed on the Company’s intranet), which may be amended by the Company from time to time in its absolute discretion.

17.2                        If the Executive has any grievance in relation to the Employment he may raise it in writing with the Chairman of the Board of Henderson Group, who will direct that such grievance is heard by any one or more Non Executive Directors of Henderson Group specified by the Chairman. In the event that the Executive is dissatisfied with the outcome of such grievance hearing, the Executive has a right of appeal to the Chairman who will hear such appeal and whose decision shall be final.

18.                               TERMINATION

18.1                        Either party may terminate the Employment in accordance with clause 2.2.

18.2                        The Company may, in its sole discretion, also terminate the Employment in accordance with this clause 18.2 and pay the Executive a sum in lieu of notice (the Payment in Lieu of Notice) equal to the aggregate of the basic salary (calculated by reference to his basic salary at the date of termination) which he would have been entitled to receive under this Agreement during the notice period referred to at clause 18.3 if notice had been given (or, if notice has already been given, during the remainder of the notice period) (the Relevant Period).

18.3                        The Payment in Lieu of Notice shall be paid within one month of the date of termination of Employment and shall be paid net of tax and subject to such deductions as may be required by law. The Payment in Lieu of Notice shall be made in full and final settlement of any claims the Executive may have against the Company or any Group Company in connection with his notice period.

18.4                        Any entitlement that the Executive has or may have under any share incentive plan shall be determined in accordance with the rules of the relevant plan and shall not be affected by his receipt of the Payment in Lieu of Notice. It is the express intention of the parties that where notice of termination is given to the Executive by the Company either under clause 2.2 or 18.2 and contingent upon the Executive signing a compromise agreement in a reasonable form satisfactory to the Company, then the Board will recommend that for the purposes of any Company shareplan that he be treated as a “good” or “approved” leaver as at the date of termination under the rules of each plan, unless in the sole opinion of the Board, acting fairly and reasonably, it would not be just and equitable to make such a recommendation.

18.5                        For the avoidance of doubt, the Executive will not be entitled to a payment in lieu of bonus, pension or other benefits to which the Executive would have been entitled had he worked his notice.

18.6                        In consideration for the Payment in Lieu of Notice the Executive agrees to remain bound by the provisions contained in clauses 20 and 21 of this Agreement.

18.7                        The Company may also terminate the Employment immediately and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:

(a)                                 commits any serious or repeated and material breach of any of his obligations under this Agreement or his Employment;

(b)                                 is guilty of serious misconduct which, in the Board’s reasonable opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;

(c)                                  is guilty of conduct which, in the Board’s reasonable opinion, brings or is likely to bring himself, the Company or any other Group Company into disrepute provided that if, in the Company’s reasonable opinion, such breach is capable of remedy the Company shall only terminate pursuant to this sub-clause if it has given written notice of the breach to the Executive requiring him to remedy the same within a reasonable period and he has failed to do so;

(d)                                 is convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence);

(e)                                  is disqualified from acting as a director of a company by order of a competent court;

(f)                                   is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has an interim order made against him under Part VIII of the Insolvency Act 1986 or has a county court administration order made against him under the County Courts Act 1984;

(g)                                  voluntarily resigns his directorship of the Company (other than at the explicit request of the Board);

(h)                                 has his approval withdrawn by the FSA, the FCA (or any replacement or other relevant regulatory body) or the Company reasonably believes that the acts or omissions of the Executive will lead to such approval being withdrawn; or

(i)                                     materially breaches the FSA’s, or FCA’s (or any replacement or other relevant regulatory body’s) rules.

This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily.

Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.

18.8                        On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Executive will:

(a)                                 immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, and any other property relating to the business of or belonging to the Company or any other Group Company which is in his possession or under his control. The Executive is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company provided always that at the Executive’s reasonable request for the purposes of defending himself in any legal, regulatory or quasi-judicial proceedings, the Company shall provide the Executive with board minutes (and documents referred to therein) relating to any period that he has been a director of the Company or a relevant Group Company to the extent permitted under the terms of any directors’ indemnity in place from time to time;

(b)                                 immediately resign from any office he holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Executive fail to do so he hereby irrevocably authorises the Company and/or Henderson Group to appoint some person in his name and on his behalf to sign any documents and do any thing to give effect to his resignation from offices; and

(c)                                  immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company. The Executive confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Executive by the Company (or any other Group Company) a sum equal to such amounts.

18.9                        It is acknowledged that the Executive may, during the Employment, be granted rights upon the terms and subject to the conditions of the rules from time to time of the New Henderson Group Long Term Incentive Plan or any other share incentive, share option, bonus or phantom option scheme operated by Henderson Group with respect to shares in Henderson Group. If, on termination of the Employment, whether lawfully or in breach of contract the Executive loses any of the rights or benefits under such scheme (including rights or benefits which the Executive would not have lost had the Employment not been terminated) the Executive shall not (save as otherwise provided in this Agreement or under the rules of the relevant scheme) be entitled, by way of compensation for loss of office or otherwise howsoever, to any compensation for the loss of any rights under any such scheme.

18.10                 The Executive will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of or employed by, the Company or any other Group Company, other than as a shareholder, if that is the case.

18.11                 If the amount of any payment to the Executive on termination under this Agreement exceeds any maximum amount that may be paid to the Executive pursuant to any law in effect at the time of such termination, the entitlement of the Executive under this Agreement will be reduced to the maximum amount allowed under that law and the Company’s obligations to make any such payment will be reduced accordingly. The Company warrants that it will comply with its disclosure obligations under the regulations applicable in the jurisdictions in which its shares are listed.

19.                               SUSPENSION AND GARDENING LEAVE

19.1                        Where notice of termination has been served by either party whether in accordance with clause 2.2 or otherwise, the Company shall (for a period or periods in aggregate not exceeding six months) be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require him:

(a)                                 not to attend any premises of the Company or any other Group Company; and/or

(b)                                 to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); and/or

(c)                                  to refrain from business contact with any customers, clients or employees of the Company or any Group Company; and/or

(d)                                 to take any holiday which has accrued under clause 11 during any period of suspension under this clause 19.1.

The provisions of clause 13.1 shall remain in full force and effect during any period of suspension under this clause 19.1. The Executive will also continue to be bound by duties of good faith and fidelity to the Company during any period of suspension under this clause 19.1.

Any suspension under this clause 19.1 shall be on full salary and benefits (save that the Executive shall not be entitled to earn or be paid any bonus during any period of suspension).

19.2                        The Company may suspend the Executive from the Employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive (including where the FSA/FCA is conducting an investigation into circumstances including a potential breach of FSA/FCA regulatory requirements). Such suspension shall be no longer than is reasonable and necessary on full salary and benefits (save that the Executive shall not be entitled to earn or be paid any bonus during any period of suspension).

20.                               RESTRAINT ON ACTIVITIES OF EXECUTIVE AND CONFIDENTIALITY

Save insofar as such information is already in the public domain the Executive will keep secret and will not at any time (whether during the Employment or thereafter) use for his own or another’s advantage, or reveal to any person, firm, company or organisation and shall use his best endeavours to prevent the publication or disclosure of any information which the Executive knows or ought reasonably to have known to be confidential concerning the business or affairs of the Company or any other Group Company or any of its or their customers.

The restrictions in this clause shall not apply:

(a)                                 to any disclosure or use authorised by the Board or required by law or by the Employment; or

(b)                                 so as to prevent the Executive from using his own personal skill in any business in which he may be lawfully engaged after the Employment is ended or

(c)                                  to prevent the Executive making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996.

21.                               POST-TERMINATION COVENANTS

21.1                        For the purposes of clause 21, Termination Date shall mean the date of the termination of the Employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this Agreement).

21.2                        The Executive covenants with the Company (for itself and as trustee and agent for each other Group Company) that he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:

(a)                                 for the period of 12 months following the Termination Date (subject to clause 21.3 below), for the purposes of any business which competes or is about to compete with any business carried on by the Company or any Group Company, canvass, solicit, deal with or accept business or custom from or endeavour to canvass, solicit, deal with or accept business or custom from any person, firm, company or other entity who is, or was, in the 12 month period immediately prior to the Termination Date, a customer of the Company or any Group Company with whom the Executive had business dealings during the course of his employment in that 12 month period. Nothing in this clause 21.2(a) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company; and

(b)                                 for the period of 12 months following the Termination Date (subject to clause 21.3 below), solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any Group Company as a director, fund manager or in a senior managerial or other specialist capacity and with whom the Executive had business dealings during the course of his employment in the 12 month period immediately prior to the Termination Date.

21.3                        The period during which the restrictions referred to in clauses 21.2(a) and 21.2(b) shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Executive under the provisions of clause 19.1.

21.4                        The Executive agrees that if, during either his employment with the Company or the period of the restrictions set out in 21.2(a) and 21.2(b) (subject to the provisions of clause 21.3), he receives an offer of employment or engagement, he will provide a copy of clause 21 to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Company of the identity of the offeror as soon as possible after the offer is accepted.

21.5                        The Executive will, at the request and expense of the Company, enter into a separate agreement with any Group Company under the terms of which he will agree to be bound by restrictions corresponding to those contained in clauses 21.2(a) and 21.2(b) (or such as may be appropriate in the circumstances).

21.6                        Each and every obligation under this clause 21 shall be treated as a separate obligation and shall be severally enforceable as such. If any restriction contained in this clause 21 shall be adjudged by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances but would be valid if part of the wording were deleted the said restriction shall apply with such deletions as may be necessary to make it valid and effective.

22.                               EXECUTIVE’S POSITION AS DIRECTOR

22.1                        The Executive’s duties as a director of the Company or any other Group Company are subject to the Articles of Association of the relevant company for the time being.

22.2                        While the Company or Henderson Group is listed on the Australian Securities Exchange, the Executive will promptly provide the Company with the information specified in Schedule 1 at the dates and within the periods specified in Schedule 1. The Executive authorises the Company to give that information to the Australian Securities Exchange on his behalf and as his agent.

22.3                        The Company shall pay for the benefit of the Executive subscriptions to the Company’s directors’ and officers’ liability insurance.

23.                               WAIVER OF RIGHTS

23.1                        If, on termination of employment (whether lawfully or in breach of contract) the Executive loses any award, or any of the rights or benefits under any incentive scheme in which he has participated during his employment (including rights or benefits which he would not have lost had his employment not terminated) he will not (save as provided in this Agreement or under the rules of the relevant scheme) be entitled, by way of compensation for loss of office, breach of contract or otherwise, to any compensation for the loss of any such award, rights or benefits.

24.                               DATA PROTECTION

24.1                        The Executive consents to the Company and any Group Company processing data relating to him at any time (whether before, during or after the Employment) for the following purposes:

(a)                                 performing its obligations under this Agreement (including remuneration, payroll, pension, insurance and other benefits, tax and national insurance obligations);

(b)                                 the legitimate interests of the Company and any Group Company including any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Executive, security, management forecasting or planning and negotiations with the Executive;

(c)                                  processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and

(d)                                 transferring data to countries outside the European Economic Area for the purposes of the legitimate interests of the Company and any Group Company.

24.2                        The Executive explicitly consents to the Company and any Group Company processing sensitive personal data (within the meaning of the Data Protection Act 1998) at any time (whether before, during or after the Employment) for the following purposes:

(a)                                 where the sensitive personal data relates to the Executive’s health, any processing in connection with the operation of the Company’s (or any Group Company’s) sickness policy or any relevant pension scheme or monitoring absence;

(b)                                 where the sensitive personal data relates to an offence committed, or allegedly committed, by the Executive or any related proceedings, processing for the purpose of the Company’s or any Group Company’s disciplinary purposes;

(c)                                  for all sensitive personal data, any processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and

(d)                                 for all sensitive personal data, any processing in the legitimate interests of the Company or any Group Company.

25.                               CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

26.                               MISCELLANEOUS

26.1                        Save as otherwise agreed in this Agreement, this Agreement, any letter of appointment of the Executive to the Board of Henderson Group together with any other documents referred to in this Agreement constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both oral and in writing between the Company and the Executive (other than the side letter of even date herewith appointing the Executive as director of the Company). The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Executive’s contract of employment.

26.2                        The Executive represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.

26.3                        Any notice to be given under this Agreement to the Executive may be served by being handed to him personally or by being sent by recorded delivery first class post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and public and bank holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.

26.4                        Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof.

26.5                        This Agreement is governed by, and shall be construed in accordance with, the laws of England.

Please sign and return this contract and the copy attached hereto

SIGNED by the	)
EXECUTIVE:	)	/s/ Roger Thompson

Chief Financial Officer

SIGNED for and on behalf of	)
the COMPANY
/s/ Andrew Robinson
Authorised Signatory

SCHEDULE 1

Introduction

Due to its admission to the official list of ASX Limited (ASX) the Company is required, under the ASX Listing Rules, to disclose to ASX details of the Company’s directors’ interests in securities, and in contracts relevant to securities. The Company is also required to enter into an agreement with directors under which directors are obliged to provide the necessary information to the Company.

Initial disclosure

1.                                      The Executive will provide the following information as at the date of this Agreement:

(a)                                 Details of all securities registered in the Executive’s name. These details include the number and class of the securities.

(b)                                 Details of all securities not registered in the Executive’s name but in which the Executive has a relevant interest within the meaning of section 9 of the Corporations Act (2001) Cth. These details include the number and class of the securities, the name of the registered holder and the circumstances giving rise to the relevant interest.

(c)                                  Details of all contracts (other than contracts to which the Company is a party) to which the Executive is a party or under which the Executive is entitled to a benefit, and that confer a right to call for or deliver shares in, debentures of, or interests in a managed investment scheme made available by, the Company or a related body corporate. These details include the number and class of the shares, debentures or interests, the name of the registered holder if the shares, debentures or interests have been issued and the nature of the Executive’s interest under the contract.

2.                                      The Executive will provide the required information as soon as reasonably possible after the date of this Agreement and in any event no later than three business days after the date of this Agreement.

Ongoing disclosure

3.                                      The Executive will provide the following information:

(a)                                 Details of changes in securities registered in the Executive’s name other than changes occurring as a result of corporate actions by the Company. These details include the date of the change, the number and class of the securities held before and after the change, and the nature of the change, for example on-market transfer. The Executive will also provide details of the consideration payable in connection with the change, or if a market consideration is not payable, the value of the securities the subject of the change.

(b)                                 Details of changes in securities not registered in the Executive’s name but in which the Executive has a relevant interest within the meaning of section 9 of the Corporations Act 2001 (Cth). These details shall include the date of the change, the number and class of the securities held before and after the change, the name of the registered holder before and after the change, and the circumstances giving rise to the relevant interest. The Executive will also provide details of the consideration payable in connection with the change, or if a market consideration is not payable, the value of the securities the subject of the change.

(c)                                  Details of all changes to contracts (other than contracts to which the Company is a party) to which the Executive is a party or under which the Executive is entitled to a benefit, and that confer a right to call for or deliver shares in, debentures of, or interests in a managed investment scheme made available by, the Company or a related body corporate. These details include the date of the change, the number and class of the shares, debentures or interests to which the interest relates before and after the change, the name of the registered holder if the shares, debentures or interests have been issued, and the nature of the Executive’s interest under the contract.

4.                                      The Executive will provide the required information as soon as reasonably possible after the date of the change and in any event no later than three business days after the date of the change.

Final disclosure

5.                                      The Executive will provide the following information as at the date of ceasing to be a director of the Company.

(a)                                 Details of all securities registered in the Executive’s name. These details include the number and class of the securities.

(b)                                 Details of all securities not registered in the Executive’s name but in which the Executive has a relevant interest within the meaning of section 9 of the Corporations Act 2001 (Cth). These details include the number and class of the securities, the name of the registered holder and the circumstances giving rise to the relevant interest.

(c)                                  Details of all contracts (other than contracts to which the Company is a party) to which the Executive is a party or under which the Executive is entitled to a benefit, and that confer a right to call for or deliver shares in, debentures of, or interests in a managed investment scheme made available by, the Company or a related body corporate. These details include the number and class of the shares, debentures or interests, the name of the registered holder if the shares, debentures or interests have been issued and the nature of the interest under the contract.

6.                                      The Executive will provide the required information as soon as reasonably possible after the date of ceasing to be a director of the Company and in any event no later than three business days after the date of ceasing to be a director of the Company.

Agency

7.                                      The Executive authorizes the Company to give the information provided by the Executive to ASX on the Executive’s behalf and as the Executive’s agent.

Meaning of ‘securities’

8.                                      For the purposes of this schedule, ‘securities’ means securities of the Company or a related body corporate